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                                                                    EXHIBIT 12.1

                            RICHEY ELECTRONICS, INC.
                           COMPUTATION OF OTHER DATA
                            SELECTED FINANCIAL DATA
                         (DOLLAR AMOUNTS IN THOUSANDS)


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
                                                                                 YEAR ENDED
                                                     -------------------------------------------------------------------
                                                     (FISCAL 1991)    (FISCAL 1992)     (FISCAL 1993)     (FISCAL 1994)
                                                       JANUARY 3,       JANUARY 1,      DECEMBER 31,      DECEMBER 31,
                                                          1992             1993             1993              1994
                                                     --------------   --------------   ---------------   ---------------
EBITDA
    Gross profit........................                 $ 8,871          $ 8,282           $ 16,254          $ 22,090
    Add (deduct):
        Operating expenses..............                  (7,233)          (7,144)           (13,889)          (17,318)
        Depreciation and amortization...                     150              145                997               765
                                                         -------          -------      ---------------   ---------------
                                          (1)            $ 1,788          $ 1,283           $  3,362          $  5,537
                                                         -------          -------      ---------------   ---------------
                                                         -------          -------      ---------------   ---------------
EBITDA MARGIN
    EBITDA..............................  (1)            $ 1,788          $ 1,283           $  3,362          $  5,537
    Net sales...........................                  32,994           31,387             64,995            90,266
                                                         -------          -------      ---------------   ---------------
                                                             5.4%             4.1%               5.2%              6.1%
                                                         -------          -------      ---------------   ---------------
                                                         -------          -------      ---------------   ---------------
INVENTORY TURNOVER RATIO
    Cost of goods sold for fourth
      quarter...........................  (1)            $ 6,031          $ 5,224           $ 13,627          $ 18,196
    Inventory at end of year............  (2)              5,610            5,743             12,460            14,913
    Inventory turnover..................  (1)x4
                                          (2)                4.3x             3.7x               4.4x              4.9x
                                                         -------          -------      ---------------   ---------------
                                                         -------          -------      ---------------   ---------------
NUMBER OF DAYS SALES IN
  ACCOUNTS RECEIVABLE
    Trade receivables...................  (1)            $ 2,952          $ 3,248           $  8,590          $ 11,167
    Fourth quarter sales................  (2)              7,674            7,216             18,259            24,076
    Number of days sales in accounts      (1)
      receivable........................  (2)/90              34               41                 43                42
                                                         -------          -------      ---------------   ---------------
                                                         -------          -------      ---------------   ---------------
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